NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Wednesday, November 3, 2010

NACCO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2010 RESULTS
Cleveland, Ohio, November 3, 2010 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $13.5 million, or $1.62 per diluted share, for the third quarter of 2010 on revenues of $664.9 million compared with a consolidated net loss for the third quarter of 2009 of $3.9 million, or $0.47 per diluted share, on revenues of $527.8 million.
The net loss for the third quarter ended September 30, 2009 includes earnings from discontinued operations of $0.4 million after-tax as a result of the December 29, 2009 sale of certain assets of North American Coal's Red River Mining Company subsidiary. The attached financial statements and related 2009 financial information in this news release have been reclassified to reflect the Red River Mining Company operating results as discontinued operations.

NACCO and Subsidiaries Consolidated Third Quarter Highlights
Key perspectives on NACCO's third quarter results are as follows:

•
NACCO Materials Handling Group's (“NMHG”) net income for the third quarter of 2010 was $3.8 million compared with a net loss of $22.4 million in 2009. Net income improved primarily due to improved sales volume and margins on both units and parts, lower manufacturing variances, favorable foreign currency movements and the absence of restructuring charges recognized in the prior year third quarter, partially offset by higher employee-related costs resulting from the partial restoration of compensation and benefits, which were reduced in 2009, increased material and freight costs and higher income tax expense.

•
Hamilton Beach's net income was $5.6 million in the third quarter of 2010 compared with net income of $6.9 million in 2009. The decline was primarily the result of higher employee-related costs due to the full restoration of certain compensation and benefits that were reduced in the first nine months of 2009.

•	Kitchen Collection reported a net loss of $0.1 million in 2010 compared with net income of $0.3 million in 2009.

•
North American Coal's third quarter 2010 net income was $11.0 million compared with income from continuing operations of $11.0 million in 2009. The third quarter 2009 income from continuing operations included $7.1 million pre-tax from the receipt of lease bonus payments. Excluding these lease bonus payments, 2010 net income improved significantly compared with 2009 primarily due to higher royalties received from third parties, lower costs of sales at Mississippi Lignite Mining Company and increased deliveries at the limerock mining operations.

•
NACCO and Other, which includes the parent company operations, generated a net loss of $6.1 million for the third quarter of 2010 compared with a net loss of $1.5 million in 2009. The increase in the net loss is primarily the result of $6.1 million, or $4.0 million after tax of $2.1 million, of expenses related to litigation associated with the Company's failed 2006 Applica transaction and an increase in employee-related expenses primarily as a result of the partial restoration of compensation and benefits which were reduced in 2009.

The Company reported consolidated net income for the nine months ended September 30, 2010 of $41.1 million, or $4.93 per diluted share, on revenues of $1.8 billion. This compared with a consolidated net loss of $11.4 million, or $1.38 per diluted share, on revenues of $1.6 billion for the first nine months of 2009.

Detailed Discussion of Results

NMHG - Third Quarter Results
NMHG reported net income of $3.8 million on revenues of $442.9 million for the third quarter of 2010 compared with a net loss of $22.4 million on revenues of $328.4 million for the third quarter of 2009. Operating profit was $8.2 million for the third quarter of 2010 compared with an operating loss of $20.4 million in 2009. The third quarter 2009 operating loss and net loss include restructuring charges totaling $6.9 million before and after tax for restructuring of NMHG's Italian operations announced in early October 2009 and additional reduction-in-force programs.
Revenues increased 35 percent in the third quarter of 2010 compared with the third quarter of 2009 primarily as a result of an increase in units and parts volume in the Americas and Europe. This increase was partially offset by the sale of certain retail and rental operations in Australia and Europe in the first nine months of 2010 and during 2009 and by unfavorable foreign currency movements as the euro weakened against the U.S. dollar and British pound.
Worldwide new unit shipments increased to approximately 15,400 units in the third quarter of 2010 from shipments of approximately 13,800 units in the second quarter of 2010 and from approximately 9,400 units in the third quarter of 2009, which were down 55 percent from the third quarter of 2008. Both units and parts continued a recent trend by improving over the immediately preceding quarter as well as over the prior year quarter. NMHG's worldwide backlog was approximately 24,500 units at September 30, 2010 compared with approximately 21,700 units at June 30, 2010 and approximately 13,200 units at September 30, 2009.
NMHG's 2010 third quarter net income increased significantly compared with the third quarter of 2009 primarily due to higher sales volumes and margins on both units and parts and lower manufacturing variances as a result of higher production levels in 2010. Favorable foreign currency movements primarily from the strengthening of the Brazilian Real against the U.S. dollar and the absence of restructuring charges recognized in the prior year third quarter also contributed to the increase. The improvement in net income was partially offset by an increase in employee-related expenses from the partial restoration of compensation and benefits, which were reduced in 2009, increased material and freight costs and higher income tax expense.
For the nine months ended September 30, 2010, NMHG reported net income of $19.1 million on revenues of $1.2 billion compared with a net loss of $44.0 million on revenues of $1.1 billion for the first nine months of 2009.

NMHG - Outlook
NMHG expects global market levels for units and parts volumes to continue to improve in the fourth quarter of 2010 compared with the fourth quarter of 2009. All markets are expected to continue to grow at moderate rates during the fourth quarter. As a result, the company expects increased bookings compared with the fourth quarter of 2009. Unit shipment levels and parts sales are also expected to increase in the fourth quarter of 2010 compared with the fourth quarter of 2009.
NMHG took several actions in late 2008 and during 2009 to respond to depressed market conditions. These included reductions in force, a plant closure in Italy, capital expenditure restraints, planned plant shutdowns, restrictions on travel and spending, suspension of incentive compensation and profit-sharing programs, wage freezes and salary and benefit reductions. A portion of the salary reductions and the incentive compensation programs were reinstated during the first nine months of 2010. Remaining salary reductions have been fully restored in the fourth quarter of 2010. Further, with market demand at improved levels, NMHG is increasing its plant workforce by adding workers and shifts for certain manufacturing operations during the fourth quarter of 2010 to meet expected ongoing demand and to reduce lead times.
NMHG anticipates material costs, particularly steel, to continue to increase in the fourth quarter of 2010 and into 2011. As a result, price increases on selected models were announced during the second and fourth quarters of 2010, which, in combination with additional increases, if needed, are expected over time to offset the effect of increased commodity costs.
NMHG's new electric-rider lift truck program and warehouse, internal combustion engine and big truck product development programs are progressing as planned. The new electric-rider lift truck program is bringing a full line of newly designed products to market. NMHG introduced the 2- to 3-ton four-wheel electric lift truck in Europe in early 2010 and the 1- to 2-ton three-wheel electric cushion-tire lift truck and 1- to 2-ton four-wheel electric pneumatic lift truck in the Americas during the second quarter of 2010. The company expects to launch three additional series of electric-rider lift trucks in 2011, one in the Americas and two in Europe. NMHG also introduced a new 5,000 pound base-model internal combustion engine lift truck aimed at the medium duty segment of the market in the Americas in July 2010. The remaining trucks in this series are expected to be completely rolled out by 2012. All of these new products are expected to help improve revenues and enhance operating margins. In the context of these new product introductions, the company will continue to focus on enhancing distribution effectiveness and capitalizing on its product cost position to gain additional market share.
Overall, market improvements anticipated in the fourth quarter of 2010 are expected to generate increased profitability in the fourth quarter of 2010 compared with the fourth quarter of 2009. Cash flow before financing activities for the full year 2010 is expected to be significant, but substantially lower than 2009 because the working capital reductions in 2009 related to lower business activity will not be repeated in 2010.

Hamilton Beach - Third Quarter Results
Hamilton Beach reported net income of $5.6 million for the third quarter of 2010 on revenues of $133.3 million, compared with net income of $6.9 million for the third quarter of 2009 on revenues of $118.9 million. Operating profit was $10.9 million for the third quarter of 2010 compared with operating profit of $13.5 million in the third quarter of 2009.
Hamilton Beach's third-quarter 2010 revenues increased 12 percent compared with 2009 primarily due to increased unit sales volumes of products at lower average selling prices mainly in the U.S. consumer retail market.
Net income and operating profit declined in the third quarter of 2010 compared with the 2009 third quarter primarily due to higher employee-related expenses resulting from the full restoration of certain compensation and benefits that were reduced during the first nine months of 2009.
For the nine months ended September 30, 2010, Hamilton Beach reported net income of $12.8 million on revenues of $339.2 million compared with net income of $13.0 million on revenues of $320.3 million for the nine months ended September 30, 2009.

Hamilton Beach - Outlook
The small kitchen appliance market in which Hamilton Beach participates continues to recover. The company has secured strong placements and promotional programs for the holiday-

selling season and is moderately optimistic that markets for its consumer goods will strengthen further in the remainder of 2010 compared with 2009. Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions and branding programs, together with appropriate levels of advertising for the company's highly successful Brewstation® coffee maker and Stay-or-Go® slow cooker product lines. In addition, the company is launching a line of Melitta-branded beverage appliances during the fourth quarter of 2010. These products, as well as other new product introductions in the pipeline for 2010, are expected to increase revenues. Accordingly, Hamilton Beach anticipates revenues for the fourth quarter of 2010 to be higher than the fourth quarter of 2009. However, although the market has shown improvement compared with 2009, the pace and sustainability of the upturn remains uncertain because consumers continue to struggle with financial concerns and high unemployment rates. If the company's markets begin to deteriorate again, revenues could be adversely affected.
Overall, fourth quarter net income and full year cash flow before financing activities for 2010 are expected to be strong but lower than comparable periods in 2009. Anticipated lower gross margins due to increased product and transportation costs are expected to be partially offset by lower selling, general and administrative expenses in the fourth quarter.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, increasing pricing when needed, gaining placements and pursuing additional strategic growth opportunities.

Kitchen Collection - Third Quarter Results
Kitchen Collection reported a net loss of $0.1 million on revenues of $47.5 million for the third quarter of 2010 compared with net income of $0.3 million on revenues of $48.3 million for the third quarter of 2009.
Kitchen Collection's third quarter 2010 revenues decreased slightly compared with the third quarter of 2009. Sales at newly opened Kitchen Collection® and Le Gourmet Chef® stores and an increase in comparable store sales in both store formats almost completely offset the decline in revenues caused by closing primarily unprofitable Kitchen Collection® and Le Gourmet Chef® stores since September 30, 2009. At September 30, 2010 and December 31, 2009, Kitchen Collection® operated 219 stores compared with 211 stores at September 30, 2009. Le Gourmet Chef® operated 66 stores at September 30, 2010 compared with 77 stores at September 30 and December 31, 2009.
For the nine months ended September 30, 2010, Kitchen Collection reported a net loss of $3.7 million on revenues of $131.2 million compared with a net loss of $4.2 million on revenues of $128.6 million for the first nine months of 2009.

Kitchen Collection - Outlook
Consumer sentiment and spending levels continue to reflect financial concerns and high unemployment rates, resulting in an uncertain and challenging retail environment. However, the outlet mall retail market has remained less volatile than in early 2009. The company expects to continue to take advantage of opportunities to increase the number of temporary and seasonal stores in the fourth quarter holiday-selling season. As a result, Kitchen Collection expects 2010 fourth quarter and full year revenue to increase compared with 2009.
The favorable sales trends that occurred in the reformatted Le Gourmet Chef® stores in the second half of 2009 and early 2010 are expected to continue in the 2010 fourth quarter. In addition, the company plans to continue to refine its promotional offers and merchandise mix in the Le Gourmet Chef® stores to improve sales and margins. The opening of new stores and seasonal store locations during the holiday season, the renegotiation of leases and the company's continuing program of closing underperforming stores are also expected to provide improved results for the remainder of 2010. However, the company anticipates increased transportation costs in the fourth quarter and expects to offset these increased costs through pricing and other actions as needed.
Overall, Kitchen Collection anticipates 2010 fourth quarter net income and full year cash flow before financing activities to be similar to the comparable 2009 periods.
Longer term, Kitchen Collection plans to focus on enhancing sales volumes through continued enhancements of its Kitchen Collection® and Le Gourmet Chef® store formats in response to changes in consumer preferences. By strengthening its merchandise mix, store displays and appearance and optimizing store selling space, the company expects to generate sales growth. Kitchen Collection also expects to achieve store growth in both the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. However, the company expects to continue to evaluate and close underperforming stores as appropriate.

North American Coal - Third Quarter Results
North American Coal's net income for the third quarter of 2010 was $11.0 million on revenues of $42.4 million compared with income from continuing operations of $11.0 million on revenues of $32.9 million for the third quarter of 2009. Income from continuing operations in 2009 included the receipt of lease bonus payments of $7.1 million pre-tax for leasing certain oil and gas mineral rights controlled by North American Coal to a third party.
North American Coal's coal and limerock deliveries for the third quarter of 2010 compared with the third quarter of 2009 are as follows:

	2010	2009
Coal deliveries (tons)	(in millions)
Consolidated mines	1.9	2.0
Unconsolidated mines	6.9	6.9
Total coal deliveries	8.8	8.9
Limerock deliveries (cubic yards)	5.4	0.8

Revenues increased 29 percent in the third quarter of 2010 compared with the third quarter of 2009 primarily due to an increase in royalties received from third parties and increased deliveries at the Florida limerock dragline mining operations. An increase in contractually reimbursable costs at the San Miguel Mine and contractual price escalation at the Mississippi Lignite Mining Company also contributed to the increase in revenues.
Excluding the effect of the prior year lease bonus payments, net income improved significantly compared with the third quarter of 2009. The improvement is mainly due to an increase in royalties received from third parties and lower costs of sales at Mississippi Lignite Mining Company. Improved results at the limerock dragline mining operations primarily due to higher deliveries also contributed to the increase in net income.
For the nine months ended September 30, 2010, North American Coal's net income was $30.4 million on revenues of $122.3 million, compared with income from continuing operations of $28.6 million on revenues of $97.0 million for the first nine months of 2009.

North American Coal - Outlook
North American Coal expects steady performance at its coal mining operations in the fourth quarter of 2010 provided customers continue to achieve currently planned power plant operating levels. Overall, tons delivered at the coal mines for the full year 2010 are expected to be comparable to 2009. However, fourth quarter tons, while anticipated to be higher than fourth quarter 2009, are expected to be lower than the 2010 third quarter as a result of reduced customer requirements and the timing of a customer's planned power plant outage.
Limerock deliveries are expected to be significantly higher in the fourth quarter of 2010 than the fourth quarter of 2009. In early 2010, the U.S. Army Corps of Engineers issued new mining permits for North American Coal's limerock customers in the Florida lake belt region where an unfavorable legal ruling set aside the customers' previous mining permits. Although these quarries are back in production, production levels are expected to continue at moderate rates because of the continued depressed levels of the southern Florida housing and construction markets.
Four new unconsolidated mines, which are in the development stage and will not be in full production for several years, are expected to generate modest income during the fourth quarter of 2010.
During the second quarter, North American Coal finalized an agreement with Mississippi Power Company to provide lignite coal from its new Liberty Mine to the new Kemper County lignite coal-fired Integrated Gasification Combined Cycle (“IGCC”) power plant currently being built in Mississippi. The building of the power plant is still contingent on satisfying legal challenges to recent and future regulatory approvals. Initial deliveries are expected to commence in late 2013.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2010. In particular, the company continues to move forward to gain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in the first half of 2011.
Overall, North American Coal expects fourth quarter and full year 2010 income, excluding discontinued operations, to increase over comparable 2009 income. Cash flow before financing activities in 2010 is expected to be significant, but down from 2009, when North American Coal sold the Red River Mining Company. During the third quarter of 2010, North American Coal sold the majority of the assets of its investment in Great American Energy for cash proceeds of $11.2 million.
North American Coal's contract at the San Miguel Mine expires at the end of 2010. North American Coal has begun planning for the transition of the mine operations to another mining company. The company does not expect to incur significant costs or impairment of assets as part of the wind-down of this contract.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal and other aggregates may become available in addition to North American Coal's current agreement to provide mining services in India. North American Coal also continues to pursue additional non-coal mining opportunities.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, November 4, 2010 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0878 (Toll Free) or (617) 213-4855 (International), Pass code: 87463143, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 11, 2010. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of NMHG's dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) delays in, increased costs from or reduced benefits from restructuring programs, (7) customer acceptance of, changes in the costs of, or delays in the development of new products, (8) introduction of new products by, or more favorable product pricing offered by, NMHG's competitors, (9) delays in manufacturing and delivery schedules, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation and (12) the ability of Hamilton

Beach and its customers and suppliers to access credit in the current economic and market environment.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products and (6) increased competition.
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) changes in mining permit requirements that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect coal or limerock deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim current North American Coal mining areas or NACCO's closed mining operations, (8) costs to pursue and develop new mining opportunities, (9) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and Kemper County IGCC Plant in Mississippi and (10) the ability to renew existing contracts on favorable terms or at all.

About NACCO
     NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(In millions, except per share data)

Revenues	$664.9	$527.8	$1,821.3	$1,623.0
Cost of sales	534.8	433.7	1,462.4	1,350.2
Gross profit	130.1	94.1	358.9	272.8
Earnings of unconsolidated mines	11.3	10.5	31.3	30.8
Operating expenses
Selling, general and administrative expenses	105.2	94.6	303.8	280.9
Restructuring charges (reversals)	—	6.9	(1.9)	9.1
(Gain) loss on sale of assets	1.9	(5.9)	2.3	(8.1)
Loss on sale of businesses	2.2	—	2.4	—
	109.3	95.6	306.6	281.9
Operating profit	32.1	9.0	83.6	21.7
Other income (expense)
Interest expense	(7.0)	(8.3)	(20.7)	(24.3)
Unsuccessful merger costs	(6.1)	(0.1)	(13.0)	(0.9)
Other	0.4	0.7	1.4	2.4
	(12.7)	(7.7)	(32.3)	(22.8)
Income (loss) before income taxes	19.4	1.3	51.3	(1.1)
Income tax provision	6.1	5.7	10.4	11.3
Income (loss) from continuing operations	13.3	(4.4)	40.9	(12.4)
Discontinued operations, net-of-tax	—	0.4	—	0.7
Net income (loss)	13.3	(4.0)	40.9	(11.7)
Net loss attributable to noncontrolling interest	0.2	0.1	0.2	0.3
Net income (loss) attributable to stockholders	$13.5	$(3.9)	$41.1	$(11.4)

Amounts attributable to stockholders:
Income (loss) from continuing operations, net-of-tax	$13.5	$(4.3)	$41.1	$(12.1)
Discontinued operations, net-of-tax	—	0.4	—	0.7
Net income (loss) attributable to stockholders	$13.5	$(3.9)	$41.1	$(11.4)

Basic earnings (loss) per share attributable to stockholders:
Continuing operations	$1.62	$(0.52)	$4.94	$(1.46)
Discontinued operations	—	0.05	—	0.08
Basic earnings (loss) per share	$1.62	$(0.47)	$4.94	$(1.38)
Diluted earnings (loss) per share attributable to stockholders:
Continuing operations	$1.62	$(0.52)	$4.93	$(1.46)
Discontinued operations	—	0.05	—	0.08
Diluted earnings (loss) per share	$1.62	$(0.47)	$4.93	$(1.38)

Cash dividends per share	$0.5225	$0.5175	$1.5625	$1.5500

Basic weighted average shares outstanding	8.332	8.291	8.327	8.289
Diluted weighted average shares outstanding	8.346	8.291	8.338	8.289

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(In millions)
Revenues
NMHG	$442.9	$328.4	$1,231.8	$1,079.5
Hamilton Beach	133.3	118.9	339.2	320.3
Kitchen Collection	47.5	48.3	131.2	128.6
North American Coal	42.4	32.9	122.3	97.0
NACCO and Other	—	—	—	—
Eliminations	(1.2)	(0.7)	(3.2)	(2.4)
Total	$664.9	$527.8	$1,821.3	$1,623.0
Operating profit (loss)
NMHG	$8.2	$(20.4)	$28.3	$(34.7)
Hamilton Beach	10.9	13.5	26.1	27.7
Kitchen Collection	0.1	0.6	(5.7)	(6.3)
North American Coal	15.0	16.7	41.7	38.9
NACCO and Other	(2.0)	(1.4)	(6.8)	(4.0)
Eliminations	(0.1)	—	—	0.1
Total	$32.1	$9.0	$83.6	$21.7
Income (loss) from continuing operations before income taxes
NMHG	$4.7	$(24.3)	$18.2	$(46.6)
Hamilton Beach	9.1	11.1	20.5	21.1
Kitchen Collection	(0.1)	0.5	(6.1)	(6.6)
North American Coal	14.3	15.9	39.6	36.6
NACCO and Other	(8.5)	(1.9)	(20.9)	(5.7)
Eliminations	(0.1)	—	—	0.1
Total	$19.4	$1.3	$51.3	$(1.1)
Income (loss) from continuing operations attributable to stockholders
NMHG	$3.8	$(22.4)	$19.1	$(44.0)
Hamilton Beach	5.6	6.9	12.8	13.0
Kitchen Collection	(0.1)	0.3	(3.7)	(4.2)
North American Coal	11.0	11.0	30.4	28.6
NACCO and Other	(6.1)	(1.5)	(14.4)	(4.4)
Eliminations	(0.7)	1.4	(3.1)	(1.1)
Total	$13.5	$(4.3)	$41.1	$(12.1)

Discontinued operations, net-of-tax	$—	$0.4	$—	$0.7

Net income (loss) attributable to stockholders
NMHG	$3.8	$(22.4)	$19.1	$(44.0)
Hamilton Beach	5.6	6.9	12.8	13.0
Kitchen Collection	(0.1)	0.3	(3.7)	(4.2)
North American Coal	11.0	11.4	30.4	29.3
NACCO and Other	(6.1)	(1.5)	(14.4)	(4.4)
Eliminations	(0.7)	1.4	(3.1)	(1.1)
Total	$13.5	$(3.9)	$41.1	$(11.4)

(All amounts are subject to annual audit by our independent registered public accounting firm.)